Exhibit 99.1

FOR IMMEDIATE RELEASE
NOVEMBER 15, 2005

GEMSTAR-TV GUIDE’S PUBLISHING UNIT
CEASES PUBLICATION OF INSIDE TV

New York, NY — (November 15, 2005) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced today that, effective immediately, its publishing unit will cease publication of Inside TV.

In making the announcement, Gemstar-TV Guide Chief Executive Officer Rich Battista said, “We are now pursuing a more focused strategy of building upon our company’s considerable core assets, including the TV Guide brand, to achieve the goal of being the leading consumer brand for video guidance and enabling transactions across multiple platforms. Inside TV is not central to this strategy, and it has not been performing as well as we had initially expected.”

He continued, “With the positive feedback that we are receiving following the re-launch of TV Guide magazine as a full-size, television entertainment and guidance magazine, we have determined that our publishing unit would be best served by focusing its efforts and resources on this product, the leading publication in the television category.”

TV Guide magazine, one of the company’s core assets, re-launched with a full-size, full-color format with the October 17, 2005 issue. In connection with its decision to close Inside TV, the company intends to work with retailers to convert a majority of its pockets to the new TV Guide magazine.

Launched in April, 2005, Inside TV’s final issue will be dated November 21, 2005 and will be available on newsstands Thursday, November 17, 2005.

The company anticipates that it will incur shutdown costs associated with Inside TV, ranging from approximately $2 to $5 million.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (NASDAQ:GMST) is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

This news release contains forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to declines in our magazine publishing business; timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investment in new and existing businesses, including TV Guide magazine and TV Guide Spot; limitations on our ability to control certain joint venture or partnership businesses; the impact of competitive products and pricing; ongoing and potential future litigation; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TV Guide Channel, i-Guide and TVG Network are trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

Contact:

Gemstar-TV Guide International, Inc.
Media:
Eileen Murphy, 212-852-7336

Analysts and Investors:
Rob Carl, 323-817-4600